EXHIBIT 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

     This agreement, effective as of December 1, 2004 (the “Effective Date”), by and among Winland Electronics, Inc., a Minnesota corporation (the “Company”), Wells Fargo Bank, N.A., f/k/a Wells Fargo Bank Minnesota, N.A. (“Wells Fargo”) and Registrar and Transfer Company (“RTC”) amends the Rights Agreement dated December 9, 2003 (the “Rights Agreement”) by and between the Company and Wells Fargo.

RECITALS

A.	The Company and Wells Fargo entered into that certain Rights Agreement effective as of December 9, 2003;

B.	The Company desires to use RTC as the Rights Agent under the Rights Agreement;

C.	The Company, Wells Fargo and RTC agree that, as of the Effective Date, Wells Fargo shall cease to be the Rights Agent under the Rights Agreement and RTC shall be named as the Rights Agent;

D.	The parties now desire to amend the Rights Agreement on the terms set forth below.

AGREEMENTS

     The parties hereby agree as follows:

1.	All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement.

2.	As of the Effective Date, Wells Fargo shall cease to hold all rights and responsibilities as “Rights Agent” under the Rights Agreement.

3.	As of the Effective Date, RTC agrees to serve as “Rights Agent” under the Rights Agreement, as amended, and agrees to all terms of the Rights Agreement, as amended.

4.	As of the Effective Date, all references to the “Rights Agent” in the Rights Agreement shall mean Registrar and Transfer Company.

5.	The portion of Section 3(c) of the Rights Agreement describing the legend is amended to read as follows:

“This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between Winland Electronics, Inc. and Registrar and Transfer Company, as successor to Wells Fargo Bank Minnesota, N.A., dated as of December 9, 2003, as amended December 1, 2004, and as it may be amended from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Winland Electronics, Inc. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. Winland Electronics, Inc. will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights beneficially owned by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) become null and void.”

6.	The fifth sentence of Section 24 of the Rights Agreement is amended to read as follows:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a legal business entity organized and doing business under the laws of the United States or of any state in the United States, in good standing which is authorized to conduct a stock transfer business and is subject to supervision or examination by federal or state authority and is registered as a Transfer Agent in accordance with the applicable provisions of the Securities and Exchange Act of 1934, as amended, and is qualified to act as a Transfer Agent under the Rules of the New York Stock Exchange or (b) an affiliate of a corporation described in clause (a) of this sentence.”

7.	Section 29 of the Rights Agreement is amended to read in full as follows:

“Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Winland Electronics, Inc.
1950 Excel Drive
Mankato, MN 56001
Attention: Corporate Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attention: Winland Electronics Account Manager

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.”

8.	This amendment shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such State.

9.	This Amendment may be executed in any number of counterparts and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WINLAND ELECTRONICS, INC.
By:	/s/ Jennifer A. Thompson
Its: Chief Financial Officer

WELLS FARGO BANK, N.A.
By:	/s/ Cindy Gesme
Its: Account Manager/Officer

REGISTRAR AND TRANSFER COMPANY
By:	/s/ William P. Tatler
Its: Vice President

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